EXHIBIT 16(A)
SCHEDULE FOR THE COMPUTATION OF MOVING AVERAGES
Fidelity Tax Managed Stock Fund
The 13-week and 39-week moving averages are long-term or weekly moving averages. As such, they are based upon the closing adjusted NAV (presented here) on the last business day of each week for the past 13 and 39 weeks through the last business day of the week closest to the fund's fiscal year end.
Adjusted Net Asset Value:
                       Following Day Dividend
                       + Following Day Capital
                       Gains
Current Day Factor =  (------------------- + 1) (Following Day Factor)
                        Following Day NAV
Where:
                       Following Day Factor =
                       1.0 until the day preceding
                       the first distribution.

                   Current Day NAV
  Adjusted NAV =   ---------------
                   Current Day Factor

13-week Moving Average is calculated as follows:

           Sum of the end-of-week
           Adjusted Navs for the time period
                       13

39-week Moving Average is calculated as follows:

           Sum of the end-of-week Adjusted
           NAVs for the time period
                       39